CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 13, 2002, relating to the financial statements and financial highlights appearing in the September 30, 2002 Annual Reports to Shareholders of Liberty Growth Stock Fund and Liberty Young
Investor Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2003